As filed with the Securities and Exchange Commission on August 1, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FARO TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida		59-3157093
(State or other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

250 Technology Park
Lake Mary, Florida 32746
(Address of principal executive offices) (Zip code)

FARO Technologies, Inc. 2014 Incentive Plan
(Full title of the plan)

Jody S. Gale		With copies to:
Senior Vice President,		Janelle Blankenship, Esq.
General Counsel and Secretary		Faegre Baker Daniels LLP
FARO Technologies, Inc.		600 E. 96th Street, Suite 600
250 Technology Park		Indianapolis, Indiana 46240
Lake Mary, Florida 32746		(317) 569-9600
(407) 333-9911
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, $0.001 par value per share	1,000,000	$58.40	$58,400,000	$7,270.80
Newly Available Prior Plan Shares	297,661	$58.40	$17,383,402	$2,164.23
Total	1,297,661	$58.40	$75,783,402	$9,435.03

(1)
This Form S-8 Registration Statement (this “Registration Statement”) registers 1,000,000 shares of common stock of FARO Technologies, Inc. (the “Company”), not previously registered, to be issued pursuant to the grant or exercise of awards under the FARO Technologies, Inc. 2014 Incentive Plan, as amended May 11, 2018 (the “2014 Plan”). The number of shares available for issuance under the 2014 Plan may be increased from time to time by additional shares of the Company’s common stock that were underlying awards outstanding as of May 29, 2014 under the FARO Technologies, Inc. 2009 Equity Incentive Plan (the “Prior Plan”) that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. This Registration Statement also registers 297,661 shares of the Company’s common stock that were underlying awards outstanding as of May 29, 2014 under the Prior Plan that were terminated or expired unexercised, or were cancelled, forfeited or lapsed since May 29, 2014.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers additional shares of the Company’s common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2014 Plan.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act based on the average of the high and low sales prices of the Company’s common stock traded on the Nasdaq Global Select Market on July 25, 2018, which was $58.40 per share.

EXPLANATORY NOTE

FARO Technologies, Inc. (the “Company” or the “Registrant”) filed a Form S-8 Registration Statement, File No. 333-197762, with the Securities and Exchange Commission (the “Commission”) on July 31, 2014 (the “Initial Registration Statement”), which registered 1,974,543 shares of its common stock, par value $0.001 per share (the “Common Stock”) available for issuance under the FARO Technologies, Inc. 2014 Incentive Plan (the “2014 Plan”). Pursuant to General Instruction E to Form S-8, the contents of the Initial Registration Statement are incorporated herein by reference.
The Registrant has filed this Form S-8 Registration Statement (this “Registration Statement”) to register: (a) 1,000,000 shares of Common Stock reserved for issuance, and not previously registered, under the 2014 Plan, which shares represent an increase in the number of shares authorized to be issued under the 2014 Plan that was approved by the Registrant’s shareholders on May 11, 2018 (the “Newly Available 2014 Plan Shares”); and (b) 297,661 shares of Common Stock, not previously registered, under the 2014 Plan, which shares were underlying awards outstanding as of May 29, 2014 under the FARO Technologies, Inc. 2009 Equity Incentive Plan (the “Prior Plan”) that were terminated or expired unexercised, or were cancelled, forfeited or lapsed since May 29, 2014 (the “Newly Available Prior Plan Shares” and together with the Newly Available 2014 Plan Shares, the “Newly Available Shares”). The 2014 Plan provides, among other things, that any shares of Common Stock underlying awards outstanding as of May 29, 2014 under the Prior Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason are available for issuance under the 2014 Plan.
The Newly Available Prior Plan Shares were previously registered by the Registrant on a registration statement on Form S-8, File No. 333-160660, as filed with the Commission on July 17, 2009, as amended by the Post-Effective Amendment No. 1 thereto filed on July 31, 2014 (the “Prior Plan Registration Statement”). Concurrently with the filing of this Registration Statement, the Registrant has filed a post-effective amendment to the Prior Plan Registration Statement deregistering the Newly Available Prior Plan Shares that are being carried forward under this Registration Statement.
This Registration Statement is hereby filed to reflect that, following the date hereof, the Newly Available Shares may be issued and are registered under the 2014 Plan.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission by the Company, are incorporated by reference in this Registration Statement (excluding any documents or portions of documents not deemed to be filed):

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed February 21, 2018;

(b)	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018, filed April 25, 2018 and July 25, 2018, respectively;

(c)	the Company’s Current Reports on Form 8-K filed March 5, 2018, May 15, 2018, June 8, 2018 and July 19, 2018; and

(d)
the description of the Company’s common stock contained in its Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on September 15, 1997, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.
EXHIBIT INDEX

4.1
Amended and Restated Articles of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A filed September 10, 1997, No. 333-32983, and incorporated herein by reference)

4.2	Amended and Restated Bylaws (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed February 3, 2010, and incorporated herein by reference)

4.3	FARO Technologies, Inc. 2014 Incentive Plan, as amended May 11, 2018 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed May 15, 2018, and incorporated herein by reference)

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

24.1	Power of Attorney (included on the Signature Page of this Registration Statement)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida, on the 1st day of August, 2018.

FARO TECHNOLOGIES, INC.

/s/ Jody S. Gale
Jody S. Gale
Senior Vice President, General Counsel & Secretary

Each person whose signature appears below constitutes and appoints each of SIMON RAAB, ROBERT SEIDEL AND JODY GALE his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Simon Raab	Chairman of the Board, Director, President and Chief Executive Officer (Principal Executive Officer)	August 1, 2018
Simon Raab

/s/ Robert Seidel	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 1, 2018
Robert Seidel

/s/ John Caldwell	Director	August 1, 2018
John Caldwell

/s/ Lynn Brubaker	Director	August 1, 2018
Lynn Brubaker

/s/ Stephen R. Cole	Director	August 1, 2018
Stephen R. Cole

/s/ John Donofrio	Director	August 1, 2018
John Donofrio

/s/ Jeffrey A. Graves	Director	August 1, 2018
Jeffrey A. Graves

/s/ Yuval Wasserman	Director	August 1, 2018
Yuval Wasserman